Exhibit 99

              HIGHWOODS ANNOUNCES 10 MILLION SHARE REPURCHASE PLAN

RALEIGH, NC - December 14, 1999 - Highwoods Properties, Inc. (NYSE:HIW) today announced that its Board of Directors has authorized the repurchase of up to 10 million shares of the Company's current 71.1 million outstanding common shares and operating partnership units through periodic open market or privately negotiated transactions.

"The after-tax proceeds from our portfolio repositioning efforts including proceeds from sales currently under contract, along with internally generated cash flow, will be used to fund our development pipeline, repay outstanding indebtedness and to repurchase shares of our common stock,"commented Ron Gibson, president and chief executive officer of Highwoods. "This strategy is designed to improve our funds from operations growth rate without adversely affecting our debt ratios," he concluded.

Highwoods Properties, Inc. is a fully integrated, self-administered real estate investment trust ("REIT") that provides leasing, management, development, construction and other tenant-related services for its properties and for third parties. The Company currently owns or has an interest in 704 office, industrial, retail and service center properties encompassing approximately 50.1 million square feet, including 44 development projects encompassing approximately 5.4 million square feet, and 2,321 apartment units. Highwoods also controls more than 2,100 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Virginia.

Certain matters discussed in this press release, including projected operational and financial results, are forward-looking statements within the meaning of the federal securities laws. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from Highwoods' current expectations include general economic conditions, local real estate conditions, the timely development and lease-up of properties and the other risks detailed from time to time in the Company's SEC reports.